Exhibit 77I
Effective September 12, 2007, the Registrant's multi-class plan under Rule 18f-3 of the Investment Company Act of 1940 ("Rule 18f-3 Plan") was amended to allow exchanges from Class A shares to Class Y shares for certain accounts.
The Registrant's amended and restated Rule 18f-3 Plan is filed herewith as Exhibit 77Q1(d).